Exhibit 4.5

FORM - For U.S. Participants

Restricted Stock Agreement

(U.S Participants)

Atlas Lithium Corporation
2023 Stock Incentive Plan

Grantee: ____________________________

No. of Shares: ______________________

This Agreement (the “Agreement”) evidences the award of ____________ restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock of ATLAS LITHIUM CORPORATION, a Nevada corporation (the “Company”), granted to you, _______________________, effective as of ____________ (the “Grant Date”), pursuant to the ATLAS LITHIUM CORPORATION 2023 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement or the Plan.

2. Vesting.

All of the Award Shares are nonvested and forfeitable as of the Grant Date and shall be subject to the following Restriction Period:

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[None of the Award Shares will become vested and nonforfeitable after your service with the Company ceases.]

3. Termination of Employment or Service.

(a) Unvested Award Shares. If your employment or other service relationship with the Company ceases for any reason, [except as otherwise specified in Section 2], all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited. You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with this Section 3(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including, without limitation, executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the common stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

4. Restrictions on Transfer.

(a) Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, subject to Section 8 of the Plan, and shall not be subject to execution, attachment or similar process.

(b) Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or the Stockholders’ Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5. Tax Election and Tax Withholding.

(a) You hereby agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of common stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part.

(b) The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Award Shares either by electing to have the Company withhold from the shares to be released upon vesting that number of shares, or by electing to deliver to the Company already-owned shares, or pursuant to a broker-assisted program implemented by the Company

(c) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

10. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

11. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the Award Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by each of the parties hereto.

12. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Committee.

13. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Nevada, without regard to its provisions concerning the applicability of laws of other jurisdictions.

14. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Committee in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this Agreement and any interpretation by the Committee of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Committee. You further agree that in the event that the Committee does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Committee’s decision.

15. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

18. No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Committee; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

19. Personal Data. For purposes of the implementation, administration and management of the stock grant or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

20. Consideration for Award Shares. To ensure compliance with applicable state corporate law, the Company may require you to furnish consideration in the form of cash or cash equivalents equal to the par value of the Award Shares and you hereby authorize the Company to withhold such amount from remuneration otherwise due you from the Company.

GLOSSARY

(a) “Cause” has the meaning set forth in the Plan.

(b) “Committee” has the meaning set forth in the Plan.

(c) “Company” means ATLAS LITHIUM CORPORATION and its subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control (as defined in the Plan) has occurred, Company shall mean only ATLAS LITHIUM CORPORATION

(d) “You”; “Your” means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

ATLAS LITHIUM CORPORATION

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

GRANTEE

Date:

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